                                                                     EXHIBIT 2.3

                                VOTING AGREEMENT


          VOTING AGREEMENT, dated as of July 11, 2002 (this "AGREEMENT"), between Philips Business Electronics International B.V., a company incorporated under the laws of the Netherlands (the "STOCKHOLDER"), and Veeco Instruments Inc., a Delaware corporation (the "COMPANY" and, collectively with the Stockholder, the "Parties").

          WHEREAS, as of the date of this Agreement, the Stockholder is the Beneficial Owner (as herein defined) of 8,264,821 shares of Common Stock, no par value (the "FLORENCE STOCK"), of FEI Company, an Oregon corporation ("FLORENCE"); and

          WHEREAS, the Company, Venice Acquisition Corp., an Oregon corporation ("ACQUISITION"), and Florence have entered into an Agreement and Plan of Merger, dated as of July 11, 2002 (the "MERGER AGREEMENT"), which provides that, among other things, on the terms and subject to the conditions set forth therein, Acquisition shall be merged with and into Florence (the "MERGER"), and each share of Florence Stock will be converted into the right to receive 1.355 shares of common stock, $0.01 par value per share (the "COMPANY Stock"), of the Company; and

          WHEREAS, the Stockholder and the Company have entered into an Investor Agreement, dated as of July 11, 2002 (the "INVESTOR AGREEMENT") and the Amendment Agreement, dated as of July 11, 2002 (the "AMENDMENT AGREEMENT"); and

          WHEREAS, the Stockholder and the Company each desire to make certain covenants and agreements concerning the manner in which the Stockholder Florence Shares (as herein defined) will be voted in connection with the Merger and the Merger Agreement.

          NOW, THEREFORE, in consideration of the Company's execution and delivery to the Stockholder of the Investor Agreement and the Amendment Agreement and in consideration of the mutual covenants and agreements contained herein, the Stockholder and the Company agree as follows:


                                    ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

          1.01 As used in this Agreement, the following terms have the respective meanings ascribed to them in this Section.

          (a) "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement,
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arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person or entity shall include securities Beneficially Owned by all other persons or entities with whom such person or entity would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to securities of the same issuer.

          (b)    "EFFECTIVE TIME" has the meaning set forth in the Merger
Agreement.

          (c) "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

          (d) "EXISTING FLORENCE SHARES" means all shares of Florence Common Stock Beneficially Owned by the Stockholder on the date of this Agreement, in each case, if and to the extent entitled to be voted.

          (e) "FEI ACQUISITION PROPOSAL" has the meaning set forth in the Merger Agreement.

          (f) "FEI ACQUISITION TRANSACTION" has the meaning set forth in the Merger Agreement.

          (g)    "NASDAQ" has the meaning set forth in the Merger Agreement.

          (h) "PROXY" means a proxy in the form of Exhibit A attached to this Agreement.

          (i) "STOCKHOLDER FLORENCE SHARES" means the Existing Florence Shares and any shares of Florence Stock and/or other equity securities of, or equity interests in, Florence acquired by the Stockholder in any capacity after the date of this Agreement and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise Beneficially Owned by the Stockholder, in each case, if and to the extent entitled to be voted.

          (j) "SUPERIOR FEI PROPOSAL" has the meaning set forth in the Merger Agreement.

          (k) "TRANSFER" means any direct or indirect sale, transfer, pledge, assignment or other disposition of, or entry into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, any Stockholder Florence Shares by the Stockholder (in each of the foregoing, whether voluntary or involuntary, by operation of law or otherwise).

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          (l)    "TRANSFEREE" any person or entity to whom a Transfer is made.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

          2.01 RECIPROCAL REPRESENTATIONS AND WARRANTIES. Each Party hereby represents and warrants to the other as follows:

          (a) Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Party has all power and authority necessary to enable it to enter into this Agreement and to carry out the transactions contemplated by this Agreement and (in the case of the Stockholder) the Proxy. This Agreement and (in the case of the Stockholder) the Proxy have been duly and validly authorized, executed and delivered by such Party and constitutes such Party's legal, valid and binding obligation, enforceable against it in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement or, in the case of the Stockholder, the Proxy, nor the consummation of the transactions contemplated by this Agreement or the Proxy will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under (i) such Party's certificate of incorporation or similar organizational, governing or constating documents, (ii) any agreement or instrument to which such Party is a party or by which it is bound, or (iii) any law, or any order, rule or regulation of any court or governmental authority or other regulatory organization having jurisdiction over it.

          (c) Except as set forth in the Merger Agreement and the schedules thereto, no governmental filings, authorizations, approvals or consents, or other governmental action, is required for (i) the execution and delivery of this Agreement or, in the case of the Stockholder, the Proxy, (ii) the performance by such Party of its obligations under this Agreement and the Proxy, or (iii) the consummation by such Party of the transactions contemplated by this Agreement and the Proxy.

          2.02 STOCKHOLDER REPRESENTATIONS AND WARRANTIES. The Stockholder hereby represents and warrants to the Company as follows:

          (a) The Stockholder is the record and Beneficial Owner of 8,264,821 Existing Florence Shares. On the date of this Agreement, such Existing Shares constitute all of the shares of Florence Stock owned of record or Beneficially Owned by the Stockholder.

          (b) The Stockholder owns the Existing Florence Shares free and clear of any liens, claims, security interests, proxies, voting trusts or agreements, restrictions,

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qualifications, limitations, understandings or arrangements which would in any way restrict or impair the Stockholder's right to vote Stockholder Florence Shares in its sole discretion, or could require the Stockholder to sell or transfer any Stockholder Florence Shares (whether upon default on a loan or otherwise) before the Effective Time.

          (c) The Stockholder has sufficient voting power and sufficient power to issue instructions and sufficient power to agree to the matters set forth in this Agreement with respect to the Stockholder Florence Shares.

                                   ARTICLE III

          AGREEMENTS IN RESPECT OF THE STOCKHOLDER FLORENCE SHARES

          3.01   VOTE FOR MERGER.

          (a) The Stockholder shall cause the Stockholder Florence Shares to be counted as present for purposes of establishing a quorum at any meeting of stockholders of Florence called to vote upon the Merger and the Merger Agreement, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, and shall cause the Stockholder Florence Shares to be voted or consented in favor of the Merger; PROVIDED that nothing set forth in this Section 3.01(a) or in the Proxy is intended or shall be construed to restrict or impair the right of the Stockholder to vote or consent (or cause to be voted or consented) any Stockholder Florence Shares in favor of any Superior FEI Proposal or related FEI Acquisition Transaction.

          (b) In order to effectuate the voting arrangements contemplated by Sections 3.01(a) and 3.02, contemporaneously with the execution and delivery by the Parties of this Agreement, and as a condition to such execution and delivery by the Company, the Stockholder is delivering to the Company the Proxy, duly executed by or on behalf of the Stockholder; PROVIDED that nothing set forth in this Section 3.01(b) or in the Proxy is intended or shall be construed to restrict or impair the right of the Stockholder to vote or consent (or cause to be voted or consented) any Stockholder Florence Shares in favor of any Superior FEI Proposal or related FEI Acquisition Transaction.

          3.02 VOTE AGAINST CERTAIN MATTERS. Prior to the Effective Time, the Stockholder shall cause the Stockholder Florence Shares to be counted as present for purposes of establishing a quorum at any meeting of stockholders of Florence called, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval is sought, and shall cause the Stockholder Florence Shares to be voted or consented against any proposal or transaction involving Florence or any of its subsidiaries that would prevent or nullify the Merger or the Merger Agreement (any such proposal or transaction, a "PARTICULAR MATTER"); PROVIDED that nothing set forth

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in this Section 3.02 or such Proxy is intended or shall be construed to restrict or impair the right of the Stockholder to vote or consent (or cause to be voted or consented) any Stockholder Florence Shares in favor of any Superior FEI Proposal or related FEI Acquisition Transaction.

          3.03   TRANSFERS; OTHER VOTING ARRANGEMENTS.

          (a) The Stockholder may not Transfer any Stockholder Florence Shares except (i) to a Transferee that both (A) agrees, prior to the consummation of such Transfer, to become bound by this Agreement and the Proxy and subject to the terms, conditions and restrictions hereof and thereof in the same manner as the Stockholder, by executing and delivering to the Company a writing to such effect in form and substance satisfactory to the Company, and
(B) enters into, prior to the consummation of such Transfer, a "standstill" agreement with respect to each of Florence and the Company, each of which "standstill" agreements (I) shall be identical in substance to Section 4.01(a) of the Investor Agreement and otherwise in form and substance satisfactory to Florence or the Company, as the case may be, and (II) shall be effective only for the period between the consummation of such Transfer and the Effective Time, or (ii) to a Transferee that has made a Superior FEI Proposal in the FEI Acquisition Transaction contemplated by such Superior FEI Proposal.

          (b) The Stockholder shall not, directly or indirectly, enter into any voting arrangement, whether by proxy, voting arrangement, voting agreement, voting trust or otherwise with respect to any Stockholder Florence Shares, other than this Agreement and the Proxy; PROVIDED that nothing set forth in this
Section 3.03 or in the Proxy is intended or shall be construed to restrict or impair the right of the Stockholder to vote or consent (or grant a proxy causing to be voted or consented) any Stockholder Florence Shares in favor of any Superior FEI Proposal or related FEI Acquisition Transaction.

          (c) The Stockholder shall not, directly or indirectly, take any action that would or could reasonably be expected to invalidate or in any way limit the enforceability by the Proxyholders (as defined in the Proxy) of the Proxy.

          (d) Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any employee of the Stockholder from acting in his or her capacity as a director or officer of Florence (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder's capacity as a stockholder of Florence). No conduct or action taken by any employee of the Stockholder who is also a director or officer of Florence, in his capacity as such, shall be deemed to constitute a breach of any provision of this Agreement.

          3.04 CONFIDENTIALITY. Prior to the first public announcement by the Company and Florence of the Merger Agreement, the Merger and the other transactions contemplated thereby, the Stockholder shall not, and shall cause its Affiliates (as defined in the Merger Agreement) and its and their respective employees, counsel, advisors and

                                       -5-
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representatives ("REPRESENTATIVES") not to, disclose to any person or entity any information concerning the Merger Agreement, the Merger or the other transactions contemplated thereby, or the discussions concerning the same, PROVIDED, that such information may be disclosed to employees, counsel, advisors and representatives of the Stockholder and its Affiliates who have been advised of the foregoing obligations, and PROVIDED, FURTHER, that nothing set forth in this Section 3.04 is intended or shall be construed to restrict or impair the ability of the Stockholder or its Affiliates to comply with their respective reporting obligations under applicable laws and stock exchange regulations, in which event the Stockholder shall give prior notice of such disclosure to the Company as promptly as practicable so as to enable the Company to seek a protective order from a court of competent jurisdiction with respect thereto or similar relief in connection therewith.

          3.05 DISCLOSURE. Each Party acknowledges that the other Party is or may be obligated to disclose in governmental and stock exchange (including NASDAQ) filings the Stockholder's identity, facts concerning the Stockholder's ownership of Florence Stock and the nature of the commitments, arrangements and understandings set forth in this Agreement, the Proxy, the Investor Agreement, the Amendment Agreement and any other agreements executed and delivered in connection with the Merger, together with such other information as may be required by applicable laws and stock exchange regulations. No Party shall issue any press release naming the other Party or any of the other Party's Affiliates unless such press release has been approved by such other Party, which approval shall not be unreasonably withheld, delayed or conditioned.

          3.06 NO SOLICITATION. Subject to Section 3.03(d), the Stockholder shall not, and shall cause Koninklijke Philips Electronics N.V. ("PHILIPS") and each other direct and indirect subsidiary of Philips not to, take any action to solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any FEI Acquisition Proposal, or engage in discussions or negotiations with any person or entity (other than with Florence and the Company or any of their Affiliates or Representatives) with respect to any FEI Acquisition Proposal, (other than any Superior FEI Proposal or related FEI Acquisition Transaction) or disclose any nonpublic information relating to Florence or any subsidiary of Florence. The Stockholder shall advise Florence and the Company of any FEI Acquisition Proposal (including the identity of the person or entity making or submitting such FEI Acquisition Proposal and the terms thereof) that is made or submitted by any person or entity after the date of this Agreement, reasonably promptly following its receipt thereof. The Stockholder shall keep Florence and the Company reasonably informed with respect to the status of any such FEI Acquisition Proposal. The Stockholder shall, and shall cause Philips and each other direct and indirect subsidiary of Philips to, immediately cease and cause to be terminated any discussions now pending with any person or entity that relate to any FEI Acquisition Proposal or FEI Acquisition Transaction, other than discussions or negotiations with Florence and the Company or their Affiliates or Representatives.

                                       -6-
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                                   ARTICLE IV

                                  MISCELLANEOUS

          4.01 TERMINATION OF AGREEMENT. The provisions of this Agreement and the Proxy shall automatically terminate upon, and be of no further force or effect after, the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, and (iii) the execution and delivery by any party to the Merger Agreement of any amendment thereto which would cause each share of Florence Stock to be converted into the right to receive fewer than 1.355 shares of Company Stock (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events).

          4.02 ENTIRE AGREEMENT. This Agreement and the Proxy contain the entire agreement among the parties relating to the transactions which are the subject of this Agreement, and all prior and contemporaneous negotiations, understandings and agreements among the parties (whether written or oral) with regard to the subject matter of this Agreement are superseded by this Agreement, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement.

          4.03 CAPTIONS. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

          4.04   BINDING AGREEMENT; ASSIGNMENT.

          (a) The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder Florence Shares and shall be binding upon any person to which record or Beneficial Ownership of such Stockholder Florence Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's successors, partners or Transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Florence Stock, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

          (b) Notwithstanding anything to the contrary set forth herein, except in accordance with Section 3.03(a), no Party may assign any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party; PROVIDED that the Company may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of the Company, but no such assignment shall relieve the Company of its obligations hereunder if such assignee does not perform such obligations.

          4.05 NOTICES AND OTHER COMMUNICATIONS. Any notice or other communication under this Agreement must be in writing and will be deemed given when

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delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

                    If to the Company:

                    Veeco Instruments Inc.
                    100 Sunnyside Boulevard
                    Woodbury, New York 11797
                    Attention: Gregory A. Robbins
                    Telephone:  (516) 677-0200
                    Telecopier: (516) 677-9125

                    with a copy to:

                    Kaye Scholer LLP
                    425 Park Avenue
                    New York, New York  10022
                    Attention: Rory A. Greiss
                    Telephone:  (212) 836-8261
                    Telecopier: (212) 836-7152

                    and a copy to:

                    FEI Company
                    7425 N.W. Evergreen Parkway
                    Hillsboro, Oregon 97124-5830
                    Attention: Bradley J. Thies
                    Telephone:  (503) 640-7500
                    Telecopier: (503) 640-7509

                    and a copy to:

                    Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                    Palo Alto, California 94304
                    Attention: Larry W. Sonsini
                    Telephone:  (650) 493-9300
                    Telecopier: (650) 493-6811

                    If to the Stockholder:

                    c/o Philips Semiconductors

                                       -8-
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                    Legal Department
                    Building B460-1
                    Prof. Holstlaan 4
                    5656AA Eindhoven
                    The Netherlands
                    Attention: Guido Dierick
                    Telephone:  +31 (40) 272-2041
                    Telecopier: +31 (40) 272-4005

                    with a copy to:

                    Sullivan & Cromwell
                    1870 Embarcadero Road
                    Palo Alto, California 94303
                    Attention: Matthew G. Hurd
                    Telephone:  (650) 461-5600
                    Telecopier: (650) 461-5700

          4.06 GOVERNING LAW. THIS AGREEMENT AND THE PROXY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAWS DOCTRINES.

          4.07 AMENDMENTS. Prior to the Effective Time, this Agreement may be amended only by a document in writing signed by each of the Parties.

          4.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts, some of which may contain the signatures of some, but not all, the parties hereto. Each of those counterparts will be deemed an original, but all of them together will constitute one and the same Agreement.

          4.09 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and
(iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          4.10 ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the Proxy were

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not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the Proxy and to enforce specifically the terms and provisions of this Agreement and the Proxy in any Federal court located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto (i) consents to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in any action or proceeding relating to or arising out of this Agreement (including, with respect to the Stockholder, the Proxy) or any of the transactions contemplated hereby, (ii) agrees that such Party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such Party will not seek to change the venue of any such action or proceeding or otherwise to move any such action or proceeding to another court, whether because of inconvenience of the forum or otherwise (PROVIDED that nothing in this Section will prevent a party from removing an action or proceeding from a Delaware state court to a Federal court located in the State of Delaware), (iv) agrees that such Party will not bring any action relating to this Agreement or the Proxy or any of the transactions contemplated hereby or thereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (v) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or the Proxy or any of the transactions contemplated hereby or thereby.

          4.11 FURTHER ASSURANCES. From time to time, at the Company's request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or appropriate to effect the full and prompt performance of the Stockholder's obligations pursuant to this Agreement and the validity and enforceability of the Proxy.

                            (Signature page follows)

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          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                    PHILIPS BUSINESS ELECTRONICS INTERNATIONAL B.V.

                    By: /s/ J.C. Lobbezoo
                        -------------------------------------------------------
                        Name:  J.C. Lobbezoo
                        Title: Member Management Board

                    By: /s/ A.P.M. van der Poel
                       --------------------------------------------------------
                        Name:  A.P.M. van der Poel
                        Title: Member Management Board


                    VEECO INSTRUMENTS INC.

                    By: /s/ Edward H. Braun
                    -----------------------------------------------------------
                        Name:  Edward H. Braun
                        Title: Chairman, Chief Executive Officer and President

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                                                                       EXHIBIT A

                                      PROXY

          Reference is hereby made to that certain Voting Agreement, dated as of July 11, 2002 (the "VOTING AGREEMENT"), of which this Proxy (this "PROXY") forms a part. Capitalized terms used but not defined in this Proxy have the respective meanings ascribed to such terms in the Voting Agreement. This Proxy is being delivered by the undersigned Stockholder (the "GRANTING STOCKHOLDER") pursuant to Section 3.01(b) of the Voting Agreement.

          The undersigned Granting Stockholder hereby appoints Veeco Instruments Inc., a Delaware corporation ("VEECO"), and each of Veeco's officers and other designees (each such person or entity, a "PROXYHOLDER") as the Granting Stockholder's attorney-in-fact and proxy pursuant to the provisions of ORS Section60.231 (2001), with full power of substitution, in the Granting Stockholder's name, place and stead, to vote and otherwise act (by written consent or otherwise) with respect to all of the Stockholder Florence Shares which the Granting Stockholder is entitled to vote at any meeting of the stockholders of Florence (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise FOR AND IN FAVOR OF the Merger; PROVIDED, HOWEVER, that nothing set forth in this Proxy is intended or shall be construed to grant to any Proxyholder the right to vote or otherwise act (by written consent or otherwise) with respect to any Stockholder Florence Shares with respect to any Superior FEI Proposal or related FEI Acquisition Transaction.

          The Granting Stockholder hereby revokes all other proxies and powers of attorney with respect to any Stockholder Florence Shares that the Granting Stockholder may have heretofore granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Granting Stockholder purporting to grant the specific voting powers specified herein. Any obligation of the Granting Stockholder under this Proxy shall be binding upon the successors and assigns of the Granting Stockholder.

          THIS PROXY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL THE EARLIEST TO OCCUR OF (I) THE TERMINATION OF THE MERGER AGREEMENT IN ACCORDANCE WITH ITS TERMS, (II) THE EFFECTIVE TIME OF THE MERGER, AND (III) THE EXECUTION AND DELIVERY BY ANY PARTY TO THE MERGER AGREEMENT OF ANY AMENDMENT THERETO WHICH WOULD CAUSE EACH SHARE OF FLORENCE STOCK TO BE CONVERTED INTO THE RIGHT TO RECEIVE FEWER THAN 1.355 SHARES OF COMPANY STOCK (AS ADJUSTED FOR ANY STOCK SPLITS, REVERSE STOCK SPLITS, STOCK DIVIDENDS OR SIMILAR EVENTS).

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          THIS PROXY WILL AUTOMATICALLY TERMINATE AND WILL BE AUTOMATICALLY
REVOKED, AND THE INTEREST WITH WHICH THIS PROXY IS COUPLED WILL BE AUTOMATICALLY EXTINGUISHED, UPON THE EARLIEST TO OCCUR OF THE EVENTS SPECIFIED IN THE PREVIOUS SENTENCE.

                    PHILIPS BUSINESS ELECTRONICS INTERNATIONAL B.V.

                    By:    /s/ J.C. Lobbezoo
                          ------------------------------------------------------
                           Name:  J.C. Lobbezoo
                           Title: Member Management Board

                    By:    /s/ A.P.M. van der Poel
                          ------------------------------------------------------
                           Name:  A.P.M. van der Poel
                           Title: Member Management Board

                    Dated: July 11, 2002

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